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                                                                    EXHIBIT 99.1

NEWS                                    RE:      PACIFIC GULF PROPERTIES INC.
BULLETIN                                         4220 VON KARMAN, 2ND FLOOR
                                                 NEWPORT BEACH, CA  92660-2002

                                                 TRADED NYSE:  PAG

FOR FURTHER INFORMATION:

Donald G. Herrman               Victoria J. Baker
Chief Financial Officer         General Information
(949) 223-5000                  (703) 370-8652
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FOR IMMEDIATE RELEASE
DECEMBER 1, 2000


                      PACIFIC GULF PROPERTIES INC. DECLARES
                            SPECIAL CASH DISTRIBUTION


         NEWPORT BEACH, CA - December 1, 2000 - The Board of Directors of Pacific Gulf Properties Inc. (NYSE: PAG) announced today the declaration of a special cash distribution of $22.00 per share. The distribution will be payable December 15, 2000 to shareholders of record on December 11, 2000.

         Said Glenn L. Carpenter, Chairman and Chief Executive Officer of Pacific Gulf Properties, "This distribution marks the first of what we expect to be a series of special distributions of proceeds from the sales of the Company's properties. As we expected, sales of several of our industrial properties to CalWest Industrial Properties were deferred (pending remediation work) or were withdrawn for future sale to other parties."

         The Company has pending sales for two remaining traditional multifamily apartment properties, although such transactions remain subject to several conditions and there can be no assurance that they will close. In addition to one industrial property that has been withdrawn from the sale to CalWest, five other industrial properties may require additional remediation by the Company or actions by third parties before sale to CalWest or may eventually be deleted from the sale.

         If the remaining industrial and multifamily properties are sold as planned, management continues to expect that the cumulative distributions to shareholders of proceeds from such sales will total up to $26 per share. There can be no assurance, however, as to the ultimate amount of distributions to shareholders from these sales due to a variety of factors, such as the future condition of real estate markets, the net proceeds that can be realized from sales of the Company's remaining multifamily and industrial properties and possible additional remediation costs, as well as unknown potential future liabilities and obligations and the amount of the Company's liquidation-related expenses.

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NEWS                                    RE:      PACIFIC GULF PROPERTIES INC.
BULLETIN                                         4220 VON KARMAN, 2ND FLOOR
                                                 NEWPORT BEACH, CA  92660-2002

                                                 TRADED NYSE:  PAG

FOR FURTHER INFORMATION:



         Pacific Gulf Properties also continues to explore the sale of its remaining assets, which include six active senior multifamily properties comprising 1,294 units, an additional 1,202 units under development at six active senior multifamily sites and the Company's executive offices. To date the Company has not entered into any definitive agreements for the sale of these assets.

         Pacific Gulf Properties Inc. is a real estate investment trust (REIT) that currently is in the process of liquidating its assets. The Company is headquartered in Newport Beach, California. For more information please visit www.pacificgulf.com.

         Forward-looking statements and comments in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, events, conditions, prospect, expectations and financial trends that may affect the Company's future distributions, plans of operations, business strategy, and financial position are not guarantees of future performance and are necessarily subject to risks and uncertainties, some of which are significant in scope and nature, including without limitation, the risks listed above, increased competition, adverse economic trends, increasing interest rates, future liabilities and other factors.


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